AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                             LASERGATE SYSTEMS, INC.


           The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.

                                 ARTICLE I. NAME

           The name of the corporation shall be:

                             LASERGATE SYSTEMS, INC.

           The principal place of business of this corporation shall be 28050 U.S. 19 North, Suite 502, Corporate Square, Clearwater, Florida 34621.

                         ARTICLE II. NATURE OF BUSINESS

           This corporation may engage or transact in any of all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

                           ARTICLE III. CAPITAL STOCK

           The total number of shares of all classes of stock which the Corporation has authority to issue is Twenty Two Million (22,000,000), consisting of Twenty Million (20,000,000) shares of Common Stock, par value $.03 per share (the "Common Stock"), and Two Million (2,000,000) shares of Preferred Stock, par value $.03 per share (the "Preferred Stock"). All or any part of the Common Stock may be paid for in cash, in property, in formulas, copyrights, patents, trade names, equipment, or in labor or services at a fair valuation to be fixed by the incorporators or by the Board of Directors at a meeting called for said purpose. All stock when issued shall be non-assessable. The stockholders of the Corporation shall not, solely by virtue of being stockholders, have preemptive rights to acquire the Corporation's stock, including unissued or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation's stock. The Preferred Stock shall be issuable in series with such designations, terms, limitations and relative rights and preferences as may be fixed from time to time by the Board of Directors.



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           The  designations,   terms,   limitations  and  relative  rights  and
preferences of the shares of Common Stock and Preferred Stock (unless otherwise fixed by the Board of Directors) are as follows:

                                (I) COMMON STOCK

           1. DIVIDENDS. Subject to the prior and superior right of the Preferred Stock, the holders of outstanding shares of Common Stock (the "Common Stock Holders") shall be entitled to receive dividends as, when and in the amount declared by the Board of Directors, out of any funds legally available therefor.

           2. LIQUIDATION, DISSOLUTION AND WINDING UP. Subject to the prior and superior right of the Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Common Stock Holders shall be entitled to receive, out of the net assets of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, that portion of the remaining funds to be distributed. Such funds shall be paid to the Common Stock Holders on the basis of the number of shares of Common Stock held by each of them. Neither the consolidation nor merger of the Corporation into or with any other corporation nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the provisions of this Section (a)(2).

           3. VOTING. Shares of Common Stock shall entitle the holder thereof to one vote for each share held with respect to all matters voted on by the stockholders of the Corporation.

           4. REVERSE STOCK SPLIT. Effective 12:01 a.m. on June 23, 1994, each twelve (12) shares of Common Stock then issued shall be automatically reclassified into one share of Common Stock of the Corporation. There shall be no fractional shares issued. In lieu thereof, each fraction of a share that would otherwise be issued to holders of record thereof shall be entitled to receive scrip upon the request of such holders. At such time as any shareholder has sufficient scrip equal to a full share, such scrip may be exchanged with the Company for a full share.

                              (II) PREFERRED STOCK

           1. SERIES. The shares of Preferred Stock may be divided into and issued in one or more series, and each series shall be so designated so as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be identical except in respect of particulars which may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors. Each share of a series shall be identical in all respects with all other shares of such series, except as to the date from which dividends thereon shall be cumulative on any series as to which dividends are cumulative. Shares of Preferred Stock of any series which have been retired in any manner, including shares redeemed or reacquired by the Corporation and shares which have been converted into or exchanged for shares of any other class,

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or any series of the same or any other class shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of the series of which they were originally a part or may be issued as shares of a new series or any other series of the same class.

           2. PROVISIONS. Before any shares of Preferred Stock of any series shall be issued, the Board of Directors, pursuant to authority hereby expressly vested in it, shall fix by resolution or resolutions the following provisions in respect of the shares of each such series so far as the same are not inconsistent with the provisions of this Article III applicable to all series of Preferred Stock:

                      (a) the distinctive designations of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

                      (b) the annual rate or amount of dividends, if any, payable on shares of such series (which dividends would be payable in preference to any dividends on Common Stock), whether such dividends shall be cumulative or non-cumulative and the conditions upon which and/or the dates when such dividends shall be payable;

                      (c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of such series may be redeemed;

                      (d) the amount, if any, payable on shares of such series in the event of liquidation, dissolution or winding up of the affairs of the Corporation;

                      (e) whether the shares of such series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the date or dates when such shares shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, the price or prices or the rate or rates at which shares such series shall be so convertible or exchangeable, and the adjustments which shall be made, and the circumstances in which such adjustments shall be made, in such conversion or exchange prices or rates; and

                      (f) whether such series shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of voting rights; and

                      (g) any other preferences and relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof.


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      A.    DESIGNATION OF THE SERIES F PREFERRED STOCK. There shall be a series of Preferred Stock designated as "Series F Preferred Stock." Each share of such series shall be referred to herein as a "Series F Share." The authorized number of such Series F Shares is eight thousand (8,000).

           1. DIVIDENDS. The holders of record of Series F Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends paid in cash, stock or otherwise. When dividends become so payable, the Board of Directors of the Corporation shall declare such dividends and cause them to be paid, to the full extent of any funds legally available therefor. In the event that the Corporation shall pay on the Corporation's Common Stock, $.03 par value per share, any dividend, whether in cash, property or otherwise, the Corporation shall pay a dividend on the Series F Shares in an amount per share which is equal to that which holders of the Series F Shares would have been entitled had they converted such shares into Common Stock immediately prior to the payment of such dividend.

           2.         LIQUIDATION PREFERENCE.

                      (a) In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a
"Liquidation"), the holders of shares of the Series F Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of the Series F Preferred Stock, and amount equal to one thousand dollars ($1,000) per share. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series F Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series F Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series F Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series F Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series F
Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series F Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series F Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series F Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

                      (b) A merger or consolidation of the Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

           3. CONVERSION OF SERIES F PREFERRED STOCK. The holders of Series F Preferred Stock shall have the following conversion rights:

                      (a) RIGHT TO CONVERT. Each share of Series F Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock.

                      (b) MECHANICS OF CONVERSION. Each holder of Series F Preferred Stock who desires to convert the same into shares of Common Stock shall provide written notice ("Conversion Notice") via telecopy, hand delivery, or overnight delivery service to the Corporation. The original Conversion Notice and the certificate or certificates representing the Series F Preferred Stock for which conversion is elected, shall be delivered to the Corporation by international courier, duly endorsed. The date upon which a Conversion Notice is properly received by the Corporation shall be a "Notice Date."

           The Corporation shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series F Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the original shares of Series F Preferred Stock to be converted are received by the transfer agent or the Corporation within three business days after the Notice Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Series F Preferred Stock to be converted are not received by the transfer agent or the Corporation within three business days after the Notice Date, the Conversion Notice shall become null and void.

                      (c) CONVERSION DATES. The Series F Preferred Stock shall become convertible into shares of Common Stock at any time commencing forty-five
(45) days after the last day on which there is an original issuance of the Series F Preferred Stock (the "Conversion Date").

                      (d) CONVERSION PRICE. Each share of Series F Preferred Stock shall be convertible into the number of shares of Common Stock according to the following formula:

                                    N x 1,000
                                ----------------
                                Conversion Price


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                      N          =          the number of shares of the Series F
                                            Preferred Stock for which conversion
                                            is being elected.

                      Conversion
                      Price      =          the average closing bid price of the
                                            Corporation's  Common  Stock for the
                                            five (5)  trading  days  immediately
                                            preceding the Notice Date; provided,
                                            however,  that with  respect  to any
                                            conversion effected on or after June
                                            6, 1997 but  prior to June 6,  1998,
                                            the   Conversion   Price   shall  be
                                            reduced to an amount  calculated  by
                                            multiplying the Conversion  Price by
                                            .96,   and  with   respect   to  any
                                            conversion effected on or after June
                                            6, 1998, the Conversion  Price shall
                                            be reduced  to an amount  calculated
                                            by multiplying the Conversion  Price
                                            by  .94;   and   provided   further,
                                            however,   in  no  event  shall  the
                                            Conversion  Price be less than $0.45
                                            nor greater than $1.00.

                      (e) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any shares, share or fractional share of Series F Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares (or fractions thereof) of Series F Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the closing bid price of the Corporation's Common Stock on the Notice Date Multiplied by such fraction.

                      (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                      (g) ADJUSTMENT TO CONVERSION PRICE.

                                 (i) If, prior to the  conversion  of all shares
of Series F Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                                 (ii) If, prior to the  conversion of all shares
of Series F Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series F Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series F Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series F Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series F Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series F Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series F Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series F Preferred Stock may be entitled to purchase.

                                 (iii) If any adjustment  under this  subsection
would create a fraction share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

           4.         REDEMPTION OF SERIES F PREFERRED STOCK.

                      (a) At any time on or after June 7, 1999, the Corporation may redeem, at its option, from any source of funds legally available therefor, the Series F Preferred Stock, as a whole. The Corporation shall effect such redemption by paying in cash in exchange for each outstanding share of Series F Preferred Stock a sum equal to $1.00 per share of Preferred Stock (the "Redemption Price").

                      (b) At least 30 but no more than 40 days prior to the date fixed for redemption pursuant hereto by the Corporation (the "Redemption Date"), written notice of the redemption to be effected shall be transmitted by the Corporation to each holder of record of outstanding Series F Shares (at the close of business on the business day next preceding the day on which notice is given), at the address last shown on the records of the Corporation for such holder

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



(the "Redemption Notice"). The Redemption Notice shall be mailed by the Corporation to each holder via United States mail, first class postage or international air mail postage, as applicable, prepaid, and the Corporation shall transmit a copy of such notice to each holder via a recognized courier service (such as Federal Express of DHL) that guarantees delivery of such notice within a maximum of seven (7) days from deposit of such notice with such courier service. The Redemption Notice shall specify the Redemption Date. On or after the Redemption Date each holder of Series F Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares at the principal executive office of the Corporation and in the manner designated in the Redemption Notice, and thereupon the Redemption Price of such share shall be payable to the order of the person whose name appears on such certificate as the owner thereof and each surrendered certificate shall be canceled.

                      (c) Any shares of Preferred Stock specified for redemption shall continue to be convertible during the period from the date of the Redemption Notice through the day before the Redemption Date in accordance with the conversion provisions hereof.

           5. VOTING. Except as otherwise provided by the General Corporation Law of the State of Florida, the holders of the Series F Preferred Stock shall have no voting power whatsoever, and no holder of Series F Preferred Stock shall vote or otherwise participate in any proceeding in which action shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

           6. PROTECTIVE PROVISIONS. So long as shares of Series F Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock:

                      (a) alter or change the rights, preferences or privileges of the shares of Series F Preferred Stock so as to affect adversely the Series F Preferred Stock;

                      (b) create any new class or series of stock having a preference over the Series F Preferred Stock with respect to dividends, to payments upon Liquidation (as provided for in Section B of this Designation) or to redemption; or

                      (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series F Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

           7. STATUS OF CONVERTED STOCK. In the event any shares of Series F Preferred Stock shall be converted as contemplated by this Designation, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series F Preferred Stock.

                               ARTICLE IV. ADDRESS

           The street address of the initial registered office of the corporation shall be 502 East Park Avenue, Tallahassee, Florida 32301, and the name of the initial registered agent of the corporation at that address is Corporation Information Services, Inc. - Gail Shelby

                          ARTICLE V. TERM OF EXISTENCE

           This corporation is to exist perpetually.

                          ARTICLE VI. SPECIAL PROVISION

           The stock of this corporation is intended to qualify under the requirements of Section 1244 of the Internal Revenue Code and the regulations issued thereunder. Such actions as are necessary will be taken by the appropriate officers to accomplish this compliance.

                             ARTICLE VII. DIRECTORS

           This corporation shall have no Directors, initially. The affairs of the Corporation will be managed by the shareholders until such time Directors are designated as provided by the Bylaws.

                            ARTICLE VIII. SUBSCRIBER

           The name and street address of the subscriber to these Articles of Incorporation is:

                           Gail Shelby
                           502 East Park Avenue
                           Tallahassee, Florida 32301



                                       -9-